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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our reports dated February 12, 1996, relating to the financial statements and financial highlights of MainStay Capital Appreciation Fund, MainStay Value Fund, MainStay
Convertible Fund, MainStay Total Return Fund, MainStay High Yield Corporate Bond Fund, MainStay Government Fund, MainStay Tax Free Bond Fund, MainStay Money Market Fund, MainStay International Equity Fund, MainStay International Bond Fund, MainStay California Tax Free Fund, MainStay New York Tax Free Fund and MainStay Equity Index Fund (constituting The MainStay Funds) appearing in the December 31, 1995 Annual Reports to Shareholders of The MainStay Funds into the Statement of Additional Information constituting part of this Post-Effective Amendment No. 35 to the registration statement on Form N-1A (the "Registration Statement") and to the incorporation by reference of such report into the Prospectus constituting part of this Registration Statement. We also consent to the reference to us under the heading "Other Information - Independent Accountants" in this Statement of Additional Information.

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
February 25, 1997